Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 23, 2023
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2023

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and nine-month periods ended September 30, 2023. Sierra Bancorp reported consolidated net income of $9.9 million, or $0.68 per diluted share, for the third quarter of 2023, and $28.5 million or $1.93 per diluted shares, for the first nine months of 2023.

Highlights for the third quarter of 2023:

●	Steady Earnings
o	Net Income of $9.9 million, consistent with the second quarter of 2023 (the prior linked quarter), and up 8% year-to-date compared to the same period last year
o	Return on Average Assets of 1.04%
o	Return on Average Equity of 12.62%

●	Solid Asset Quality
o	Total Nonperforming Loans declined to $0.8 million, or 0.04% of total gross loans
o	Past due loans declined to $0.8 million, the lowest level for the past two years
o	No foreclosed assets at September 30, 2023
o	Net Charge-offs remained very low at just under $0.1 million
o	Stable Allowance for Credit Losses on loans of $23.1 million

●	Stable Deposits & Liquidity
o	Overall primary and secondary liquidity sources increased to $2.67 billion at September 30, 2023
o	Total deposits declined by 1.6% during the quarter due mostly to declines in brokered deposits and interest-bearing transaction accounts
o	Total deposits have increased by $23.6 million, or 0.8% year-to-date
o	Noninterest-bearing deposits stable at 37% of total deposits

●	Strong Capital and Solid Asset Growth
o	Total Assets at $3.74 billion, down 1% from prior linked quarter, but up 4% year-to-date
o	Maintained a diversified investment portfolio designed for interest rate risk management and liquidity
o	Repurchased 99,528 shares of stock during the quarter
o	Tangible Book Value per share increased by 1% to $19.04 per share at September 30, 2023 compared to the prior linked quarter
o	Strong regulatory Community Bank Leverage Ratio of 11.00% for our subsidiary Bank
o	Tangible Common Equity Ratio of 7.5% on a consolidated basis and 9.4% for our subsidiary bank

Sierra Bancorp Financial Results

October 23, 2023

o	Dividend declared of $0.23 per share, payable on November 14, 2023, our 99th consecutive quarterly dividend

“The elevator to success is out of order. You’ll have to use the stairs, one step at a time.” - Joe Girard

“We are proud of the many accomplishments of our team of focused bankers this past quarter,” stated Kevin McPhaill, CEO and President. “Our continued strong results are even more noteworthy, given the challenging banking environment. In particular, earnings per share increased from last quarter as did tangible common equity per share. Our quarterly results demonstrate our commitment to continued active balance sheet management. Much of our success is the result of our community bank foundation, which gives us unique positioning and strong connections with our customers. As we continue to look for opportunities to improve earnings, we are excited about the remainder of 2023 and the coming year!” concluded Mr. McPhaill.

For the first nine months of 2023, the Company recognized net income of $28.6 million, or $1.93 per diluted share, as compared to $26.5 million, or $1.76 per diluted share, for the same period in 2022. The year-over-year improvement is due primarily to higher net interest income of $4.3 million, along with a $4.0 million decrease in the provision for credit losses in 2023, partially offset by a $5.2 million increase in noninterest expense. The Company’s financial performance metrics for the first nine months of 2023 include an annualized return on average assets and a return on average equity of 1.03% and 12.41%, respectively, compared to 1.03% and 10.98%, respectively, for the same period in 2022.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2022)

●	Net income was unchanged at $9.9 million. Net interest income was negatively impacted by compression in the net interest margin. There was a favorable change in the provision for credit losses on loans while improvements made in noninterest income were offset by higher noninterest expenses.

●	Net interest income was $0.8 million lower due to a 33 bp decrease in net interest margin. There was a $231.9 million increase in average interest earning assets with an increased yield of 94 bps, however this was more than offset by a $335.4 million increase in interest bearing liabilities at 184 bps higher cost.

●	Noninterest income increased $1.2 million or 17% primarily due to a $0.6 million increase in bank-owned life insurance, $0.3 million in life insurance proceeds and a $0.2 million increase in service charges on deposit accounts.

●	Asset quality improved considerably as demonstrated by a significant decline in non-performing assets to gross loans plus foreclosed assets. This ratio fell to 0.04% at September 30, 2023, from 1.33% at the same period in 2022. Nonperforming assets declined substantially from $26.8 million at September 30, 2022, to $0.8 million at September 30, 2023, a decline of 97%. Most of the nonperforming assets at September 30, 2022 were related to a single dairy relationship that was foreclosed upon and sold in early 2023.

●	There was a benefit for credit losses for $0.03 million, as compared to a provision for credit losses of $1.3 million in the same quarter of 2022, due to a decrease in specific reserves for individually evaluated loans.

●	Liquidity continues to be very substantial with the primary liquidity ratio at 31.5% and $2.7 billion in overall available liquidity at September 30, 2023.

●	All required capital ratios were above the regulatory guidelines for a well-capitalized institution. The Community Bank Leverage ratio was 11.00% for Bank of the Sierra. The Sierra Bancorp Tier I leverage ratio was 10.08%.

●	Sierra Bancorp repurchased 99,528 shares totaling $2.0 million in the third quarter of 2023.

Sierra Bancorp Financial Results

October 23, 2023

●	Our Board of Directors declared a cash dividend of $0.23 per share on October 19, 2023. This is the 99th consecutive quarterly dividend paid by Sierra Bancorp. The cash dividend is payable on November 14, 2023, to shareholders of record at the close of business on October 30, 2023.

Year to-Date Income Changes (comparisons to the first nine-months of 2022)

●	Net income increased $2.0 million, or 8%. There was an increase of $4.3 million or 5% in net interest income, due mostly to an overall increase in interest rates. We experienced higher yields and balances on loans and investment securities, which were partly offset by higher overall funding costs.

●	Earnings per share increased to $1.93, an increase of 10% from $1.76 per share.

●	The provision for credit losses was $0.2 million, a decrease of $4.0 million due to a decrease in specific reserves on individual loans as well as lower net loan charge-offs.

●	Noninterest income decreased by $0.8 million, or 3%. In 2022 there was a $1.0 million recovery of prior year legal expenses, a $1.0 million gain on the sale of investment securities, and a $3.2 million gain on the sale of other assets with no like corresponding event in 2023. Positively impacting the first nine months of 2023 there was a $2.8 million positive variance in deferred compensation BOLI and a $0.4 million increase in life insurance proceeds.

●	Noninterest expense increased $5.2 million, or 8%, due mostly to the increases in salary expense for new loan production teams and a negative variance in director’s deferred compensation expense which is linked to the favorable changes in bank-owned life insurance income described above.

Statement of Condition Changes (comparisons to December 31, 2022)

●	Total assets increased by $130.3 million, or 4%, to $3.7 billion, during the first nine months of the year due mostly to an increase in wholesale deposits and borrowed funds which facilitated the purchase of investment securities as well as modest loan growth.

●	Cash and due from banks increased $11.4 million to $88.5 million during the first nine months of the year due to an increase in interest earning bank balances.

●	Investment securities increased by $62.1 million, or 5%, to $1.2 billion primarily due to strategic purchases of high-quality AAA and AA rated, collateralized loan obligations and government agency securities.

●	Gross loans increased $47.9 million predominantly due to a $42.2 million increase in mortgage warehouse line utilization. In addition, C&I and Agricultural production loans increased, but were partially offset by a decline in Farmland loans due to a foreclosure of a single dairy relationship in early 2023.

●	Deposits totaled $2.9 billion at September 30, 2023, representing a year-to-date increase of $23.6 million, or 1%. The growth in deposits came mostly from a $45.0 million increase in brokered deposits primarily acquired prior to March 2023 as part of the Company’s interest rate risk management and liquidity strategy.

●	Long term debt and subordinated debentures were relatively unchanged. Other interest bearing liabilities increased $83.7 million or 26% and consisted primarily of long term FHLB advances.

Sierra Bancorp Financial Results

October 23, 2023

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
Net income	$9,885	$9,919	$9,935	$28,555	$26,546
Diluted earnings per share	$0.68	$0.67	$0.66	$1.93	$1.76
Return on average assets	1.04%	1.07%	1.13%	1.03%	1.03%
Return on average equity	12.62%	13.06%	12.84%	12.41%	10.98%

Net interest margin (tax-equivalent) (1)	3.30%	3.39%	3.63%	3.39%	3.41%
Yield on average loans	4.73%	4.74%	4.28%	4.66%	4.30%
Yield on investments	5.25%	5.02%	3.51%	5.00%	2.61%
Cost of average total deposits	1.20%	1.09%	0.24%	1.04%	0.15%
Efficiency ratio (tax-equivalent) (1) (2)	61.46%	62.27%	58.10%	62.83%	61.10%

Total assets	$3,738,880	$3,762,461	$3,532,289	$3,738,880	$3,532,289
Loans net of deferred fees	$2,100,973	$2,094,464	$2,020,016	$2,100,973	$2,020,016
Noninterest demand deposits	$1,059,878	$1,066,498	$1,118,245	$1,059,878	$1,118,245
Total deposits	$2,869,720	$2,918,759	$2,885,468	$2,869,720	$2,885,468
Noninterest-bearing deposits over total deposits	36.9%	36.5%	38.8%	36.9%	38.8%

Shareholders' equity / total assets	8.3%	8.2%	8.4%	8.3%	8.4%
Tangible common equity ratio (2)	7.5%	7.5%	7.6%	7.5%	7.6%
Book value per share	$21.01	$20.90	$19.56	$21.01	$19.56
Tangible book value per share (2)	$19.04	$18.93	$17.58	$19.04	$17.58

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.1 million, for the third quarter of 2023, a $0.8 million decrease, or 3% over the third quarter of 2022, but increased $4.3 million, or 5%, to $84.5 million for the first nine months of 2023 relative to the same period in 2022.

For the third quarter of 2023, growth in average interest-earning assets totaled $231.9 million, or 7%, as compared to the third quarter of 2022. The yield on these balances was 94 basis points higher for the same period due mostly to an increase in investment securities as well as loan growth and the result of interest rate increases by the Federal Open Market Committee. This increase in yield was offset by a 184 basis point increase in the cost of our interest-bearing liabilities for the same period. Although transaction and savings deposit rates have not changed, higher costs of time deposits and borrowed funds including overnight purchases are the primary reasons for the increase in interest expense.

Net interest income for the comparative year-to-date periods increased $4.3 million, or 5%, due to a change in mix of average interest-earning assets, mostly the deployment of lower yielding interest earning due from bank balances into higher yielding investment securities. Investment balances, which includes overnight funds, with an average yield of 5.0% increased $157.0 million, while gross average loan balances yielding 4.7% increased $64.0 million. The overall yield on the average balances of earning assets was 114 basis points higher for the comparative periods, offset by a 171 basis point increase in interest paid on liabilities. The net impact of these various changes was a 2 basis point decrease in our net interest margin for the nine-months ending September 30, 2023, as compared to the same period in 2022.

Sierra Bancorp Financial Results

October 23, 2023

Interest expense was $14.3 million for the third quarter of 2023, an increase of $11.3 million, relative to the third quarter of 2022. For the first nine months of 2023, compared to the same period in 2022, interest expense increased $30.2 million to $36.1 million. The significant increase in interest expense is attributable to an unfavorable shift in interest bearing liabilities and the impact of recent interest rate increases, as the average balance of deposits, including lower cost core deposits decreased $93.2 million while higher cost borrowed funds and wholesale brokered deposits increased by $352.7 million in the third quarter of 2023 as compared to the third quarter of 2022. For the year-to-date comparisons the increase is attributable to a shift from lower cost transaction accounts to higher cost time accounts as well as an increase in borrowed funds. For the first nine months of 2023, higher cost customer time deposits increased $218.9 million, wholesale brokered deposits increased $106.6 million and borrowed funds increased $247.5 million, while lower cost or no cost deposits decreased $278.4 million.

Our net interest margin was 3.30% for the third quarter of 2023, as compared to 3.39% for the linked quarter and 3.63% for the third quarter of 2022. While the yield of interest-earning assets increased 9 basis points for the third quarter of 2023 as compared to the linked quarter, the cost of interest-bearing liabilities increased 26 basis points for the same period of comparison. The average balance of interest-earning assets increased $24.7 million for the linked quarter while the increase in interest-bearing liabilities was $9.0 million for the same period. Even though the volume increase of interest earning assets was more than the increase in interest-bearing liabilities, the larger rate increase on liabilities caused the compression in the linked quarter. Any future FOMC rate hikes could cause further compression in the net interest margin, since overnight borrowing funds instantly reprice higher while there is a lag in the increased yield on interest-earning assets.

Provision for Loan and Lease Losses

The overall provision for credit losses resulted in a benefit of $0.03 million for the third quarter of 2023; there was a $0.1 million provision for credit losses related to loans and leases offset by a $0.2 million benefit for credit losses from unfunded commitments and no provision for held-to-maturity investment securities, relative to a provision for credit losses of $1.3 million in the third quarter of 2022, and a year-to-date provision for credit losses on loans and leases of $0.2 million in 2023 as compared to $4.2 million for the same period in 2022. The Company's $1.3 million decrease in the provision for credit losses on loans and leases in the third quarter of 2023 as compared to the third quarter of 2022, and the $4.0 million year to date decrease in the provision for credit losses, compared to the same period in 2022 was primarily due to the impact of $4.3 million in net charge-offs in the first nine months of 2022 with only $0.4 million in net charge offs for the first nine months of 2023. The decrease in net charge-offs in the first nine months of 2023 was primarily related to a single office building loan relationship that was sold at a discount due to an increased risk of default that would have likely led to a prolonged collection period and a single dairy loan relationship.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income increased $1.2 million, or 17%, for the quarter ended September 30, 2023, as compared to the same quarter in 2022, and decreased $.08 million, or 3% for the year-to-date period ended September 30, 2023, as compared to the same period in 2022. The quarterly and year-to-date comparisons were both impacted by favorable fluctuations in income on bank-owned life insurance (BOLI) with underlying investments mapped directly to the Company’s deferred compensation plan. The quarterly comparison was also positively impacted by an increase in service charges on deposit accounts for $0.2 million, life insurance proceeds for $0.3 million, and $0.4 million in income from an investment in an SBA loan fund. The year-to-date decrease is the result of 2022 events that did not recur in 2023, including a $1.0 million gain on the sale of debt securities, $3.6 million from gains on the sale of other assets, and the recovery of prior period legal expenses, partially offset by income from an investment in an SBA loan fund for $1.0 million in 2023. Service charges on customer deposit accounts were basically unchanged at $6.1 million in the third quarter of 2023 as compared to the third quarter of 2022, however for the year-to-date comparison there was a $0.3 million decrease primarily due to decreases in ATM and debit card income.

Sierra Bancorp Financial Results

October 23, 2023

Noninterest Expense

Total noninterest expense increased by $1.6 million, or 7%, in the third quarter of 2023 relative to the third quarter of 2022, and by $5.2 million, or 8%, for the first nine months of 2023 as compared to the same period in 2022.

Salaries and Benefits were $1.1 million, or 10%, higher in the third quarter of 2023 as compared to the third quarter of 2022 and $2.5 million, or 7%, higher for the first nine months of 2023 compared to the same period in 2022. The reason for this increase is primarily due to the hiring of higher paid new lending teams and management staff for both the quarterly and year-to-date comparisons. There were 487 full-time equivalent employees at September 30, 2023 as compared to 491 at December 31, 2022 and 500 at September 30, 2022.

Occupancy expenses were relatively unchanged for the third quarter and the first nine-months of 2023 as compared to the same periods in 2022.

Other noninterest expense increased $0.5 million, or 6%, for the third quarter 2023 as compared to the third quarter in 2022, and increased $2.7 million, or 13% for the first nine months of 2023 as compared to the same period in 2022. The variances for the third quarter of 2023 compared to the same period in 2022 were primarily driven by a $0.6 million unfavorable variance in directors deferred compensation expense, linked to the changes in BOLI income, higher FDIC assessment costs, increased marketing costs associated with a deposit acquisition campaign and elevated debit card losses. These increased expenses were partially offset by lower costs in core processing, debit card processing and ATM network costs. For the year-over-year comparison, the categories of increase were the same as with the quarterly comparison, along with a $0.2 million decrease in deposit statement costs offset by increased foreclosed asset costs related to the foreclosure and subsequent sale of one large loan relationship in the first quarter of 2023.

The Company's provision for income taxes was 25.8% of pre-tax income in the third quarter of 2023 relative to 25.1% in the third quarter of 2022, and 25.2% of pre-tax income for the first nine months of 2023 relative to 26.1% for the same period in 2022. The changes in effective tax rate for both the quarterly and year-to-date comparisons is due to the volatility in the Bank Owned Life Insurance asset value associated with our non-qualified deferred compensation plans.

Balance Sheet Summary

Balance sheet changes during the first nine months of 2023 include an increase in total assets of $130.3 million, or 4%, primarily a result of a $62.1 million increase in investments securities, and a $47.9 million increase in gross loans.

The increase in investment securities of $62.1 million for the year-to-date period consisted primarily of increases in AAA and AA tranches of collateralized loan obligations of $56.5 million and in callable government agency securities for $56.0 million, partially offset by decreases in mortgage-backed securities, corporate bonds and state and municipal bonds.

Gross loan balances increased $47.9 million during the first nine months of 2023, as compared to December 31, 2022. The increase was primarily a result of a $42.1 million increase in mortgage warehouse utilization, $22.6 million increase in commercial real estate, and a $35.4 million increase in other commercial loans. Negatively impacting these positive variances were loan paydowns and maturities resulting in net declines in many categories even with solid loan production. In particular there was a $22.4 million decrease in farmland, $11.1 million decrease in other construction and $18.7 million decrease in residential real estate. Further, SBA PPP loan forgiveness resulted in a $1.3 million decline in loan balances, included in the other commercial loan variance noted above.

As indicated in the loan roll forward below, new credit extended for the third quarter of 2023 decreased $14.0 million over the same period in 2022 and decreased $66.4 million for the year-to-date comparisons. This decline in organic loan growth is attributable to competitive pressures in our market and management’s unwillingness to compromise the quality of new loans originated, combined with a lack of demand due to the current high interest rate environment. We also had $37.0 million in loan paydowns and maturities, and a decrease in mortgage warehouse and credit line utilization of $25.5 million in the third quarter.

Sierra Bancorp Financial Results

October 23, 2023

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Gross loans beginning balance	$2,094,391	$2,033,968	$2,022,662	$2,052,940	$1,989,726
New credit extended	68,980	37,030	82,958	158,619	225,054
Loan purchases	—	—	—	—	173,082
Changes in line of credit utilization	(22,517)	6,622	(7,811)	(41,685)	(45,201)
Change in mortgage warehouse	(3,032)	42,145	(11,581)	42,146	(54,630)
Pay-downs, maturities, charge-offs and amortization (1)	(37,012)	(25,374)	(65,864)	(111,210)	(267,667)
Gross loans ending balance	2,100,810	2,094,391	2,020,364	2,100,810	2,020,364

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $216.4 million at September 30, 2023, compared to $219.7 million at December 31, 2022. Total line utilization, excluding mortgage warehouse and overdraft lines, was 59.7% at September 30, 2022 and 58.7% at December 31, 2022. Mortgage warehouse utilization increased to 25.0% at September 30, 2023, as compared to 9.9% at December 31, 2022.

PPP loans continue to decline as borrowers receive forgiveness on these loans. There were nine loans for $0.4 million outstanding at September 30, 2023, compared to fourteen loans for $1.8 million at December 31, 2022.

Deposit balances reflect growth of $23.6 million, or 1%, during the first nine months of 2023. Core non-maturity deposits decreased by $173.6 million, or 7%, while customer time deposits increased by $152.1 million, or 38%. Wholesale brokered deposits increased by $45.0 million, or 38%. Overall noninterest-bearing deposits as a percent of total deposits at September 30, 2023, were 36.9%, as compared to 38.2% at December 31, 2022.

Other interest-bearing liabilities of $411.9 million on September 30, 2023, consist of $94.9 million in customer repurchase agreements, $182.0 million of FHLB borrowings and $135.0 million in fed funds purchased.

The Company continues to have substantial liquidity. At September 30, 2023, and December 31, 2022, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and secondary liquidity sources	September 30, 2023	December 31, 2022
Cash and cash equivalents	$88,542	$77,131
Unpledged investment securities	854,730	1,097,164
Excess pledged securities	326,343	43,096
FHLB borrowing availability	657,548	718,842
Unsecured lines of credit	362,785	237,000
Funds available through fed discount window	383,943	42,278
Totals	$2,673,891	$2,215,511

Total capital of $308.9 million at September 30, 2023 reflects an increase of $5.3 million, or 2%, relative to year-end 2022. The increase in equity during the first nine months of 2023 was due to the addition of $28.6 million in net income, offset by a $5.3 million unfavorable swing in accumulated other comprehensive income/loss, due principally to changes in investment securities’ fair value, $8.5 million in share repurchases, and $10.4 million in dividends paid. The remaining difference is related to the impact of restricted stock.

Sierra Bancorp Financial Results

October 23, 2023

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $18.8 million to $0.8 million for the first nine months of 2023. The Company's ratio of nonperforming loans to gross loans decreased to 0.4% at September 30, 2023 from 0.95% at December 31, 2022. The decrease resulted from a decrease in non-accrual loan balances, primarily as a result of the foreclosure and sale of one loan relationship in the dairy industry consisting of four separate loans in the first quarter of 2023. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

The Company's allowance for credit losses on loans and leases was $23.1 million at both September 30, 2023, and December 31, 2022. The flat allowance for credit losses on loans and leases was due to fewer net charge offs during the first nine-months of 2023 along with modest loan growth.

The allowance for credit losses on loans and leases was 1.10% of gross loans at September 30, 2023, and 1.12% of gross loans at December 31, 2022. Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of September 30, 2023, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 46th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, an SBA center, and a dedicated loan production office in Roseville, California. In 2023, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial and a BBB+ rating from Kroll.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations; cyber security risks: the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 23, 2023

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Cash and due from banks	$88,542	$103,483	$83,506	$77,131	$86,683
Investment securities
Available-for-sale, at fair value	1,010,377	1,027,538	1,040,920	934,923	1,069,434
Held-to-maturity, at amortized cost, net of allowance for credit losses	323,544	328,478	332,728	336,881	156,211
Real estate loans
Residential real estate	418,782	426,608	433,185	437,446	441,262
Commercial real estate	1,331,989	1,317,945	1,318,627	1,309,410	1,291,315
Other construction/land	7,320	16,020	15,653	18,412	18,315
Farmland	90,993	92,728	92,906	113,394	117,385
Total real estate loans	1,849,084	1,853,301	1,860,371	1,878,662	1,868,277
Other commercial	140,081	126,360	101,118	104,715	101,437
Mortgage warehouse lines	107,584	110,617	68,472	65,439	46,553
Consumer loans	4,061	4,113	4,007	4,124	4,097
Gross loans	2,100,810	2,094,391	2,033,968	2,052,940	2,020,364
Deferred loan fees	163	73	24	(123)	(348)
Allowance for credit losses on loans	(23,060)	(23,010)	(23,090)	(23,060)	(23,790)
Net loans	2,077,913	2,071,454	2,010,902	2,029,757	1,996,226

Bank premises and equipment	21,926	22,072	22,321	22,478	22,688
Other assets	216,578	209,436	203,607	207,420	201,047
Total assets	$3,738,880	$3,762,461	$3,693,984	$3,608,590	$3,532,289

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,059,878	$1,066,498	$1,041,748	$1,088,199	$1,118,245
Interest-bearing transaction accounts	561,257	584,263	637,549	641,581	732,468
Savings deposits	400,940	415,793	441,758	456,981	481,882
Money market deposits	130,914	124,834	123,162	139,795	140,620
Customer time deposits	551,731	552,371	519,771	399,608	332,253
Wholesale brokered deposits	165,000	175,000	185,000	120,000	80,000
Total deposits	2,869,720	2,918,759	2,948,988	2,846,164	2,885,468

Long-term debt	49,281	49,259	89,236	49,214	49,196
Subordinated debentures	35,615	35,570	35,526	35,481	35,436
Other interest-bearing liabilities	411,865	398,922	270,861	328,169	215,112
Total deposits and interest-bearing liabilities	3,366,481	3,402,510	3,344,611	3,259,028	3,185,212

Allowance for credit losses on unfunded loan commitments	600	750	850	840	940
Other liabilities	62,940	49,609	41,513	45,140	51,065
Total capital	308,859	309,592	307,010	303,582	295,072
Total liabilities and capital	$3,738,880	$3,762,461	$3,693,984	$3,608,590	$3,532,289

Sierra Bancorp Financial Results

October 23, 2023

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	1,618	1,837	2,056	2,275	2,517
Total intangible assets	$28,975	$29,194	$29,413	$29,632	$29,874

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Non-accruing loans	$781	$1,141	$938	$19,579	$26,772
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$781	$1,141	$938	$19,579	$26,772

Quarterly net charge offs	$67	$157	$220	$7,268	$224

Past due & still accruing (30-89)	$806	$1,873	$1,241	$1,203	$1,242

Non-performing loans to gross loans	0.04%	0.05%	0.05%	0.95%	1.33%
NPA's to loans plus foreclosed assets	0.04%	0.05%	0.05%	0.95%	1.33%
Allowance for credit losses on loans	1.10%	1.10%	1.14%	1.12%	1.18%

SELECT PERIOD-END STATISTICS
(Unaudited)
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Shareholders' equity / total assets	8.3%	8.2%	8.3%	8.4%	8.4%
Gross loans / deposits	73.2%	71.8%	69.0%	72.1%	70.0%
Noninterest-bearing deposits / total deposits	36.9%	36.5%	35.3%	38.2%	38.8%

Sierra Bancorp Financial Results

October 23, 2023

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
Interest income	$42,384	$40,875	$31,928	$120,678	$86,216
Interest expense	14,297	12,558	3,017	36,143	5,963
Net interest income	28,087	28,317	28,911	84,535	80,253

(Benefit) provision for credit losses	(33)	(70)	1,259	157	4,184
Net interest income after provision	28,120	28,387	27,652	84,378	76,069

Service charges and fees on deposit accounts	6,055	5,691	6,008	17,127	17,464
Gain on sale of investments	-	351	-	396	1,032
BOLI income (expense)	558	658	(23)	1,388	(1,252)
Other noninterest income	1,149	1,313	627	3,444	5,870
Total noninterest income	7,762	8,013	6,612	22,355	23,114

Salaries and benefits	12,623	12,129	11,521	37,567	35,070
Occupancy expense	2,482	2,438	2,470	7,251	7,170
Other noninterest expenses	7,457	8,401	7,005	23,704	21,042
Total noninterest expense	22,562	22,968	20,996	68,522	63,282

Income before taxes	13,320	13,432	13,268	38,211	35,901
Provision for income taxes	3,435	3,513	3,333	9,656	9,355
Net income	$9,885	$9,919	$9,935	$28,555	$26,546

TAX DATA
Tax-exempt muni income	$2,679	$2,741	$2,346	$8,233	$5,926
Interest income - fully tax equivalent	$43,096	$41,604	$32,552	$122,867	$87,791

Sierra Bancorp Financial Results

October 23, 2023

PER SHARE DATA
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
Basic earnings per share	$0.68	$0.67	$0.66	$1.93	$1.77
Diluted earnings per share	$0.68	$0.67	$0.66	$1.93	$1.76
Common dividends	$0.23	$0.23	$0.23	$0.69	$0.69

Weighted average shares outstanding	14,583,132	14,735,568	14,954,503	14,762,231	14,968,242
Weighted average diluted shares	14,636,477	14,754,764	15,014,048	14,791,696	15,046,883

Book value per basic share (EOP)	$21.01	$20.90	$19.56	$21.01	$19.56
Tangible book value per share (EOP)	$19.04	$18.93	$17.58	$19.04	$17.58

Common shares outstanding (EOP)	14,702,079	14,811,736	15,085,675	14,702,079	15,085,675

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
Return on average equity	12.62%	13.06%	12.84%	12.41%	10.98%
Return on average assets	1.04%	1.07%	1.13%	1.03%	1.03%
Net interest margin (tax-equivalent) (1)	3.30%	3.39%	3.63%	3.39%	3.41%
Efficiency ratio (tax-equivalent) (1) (2)	61.46%	62.27%	58.10%	62.83%	61.10%
Net charge offs to avg loans (not annualized)	0.00%	0.01%	1.00%	0.02%	21.00%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

October 23, 2023

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	9/30/2023	6/30/2023	9/30/2022
Total stockholders' equity	$308,859	$309,592	$295,072
Less: goodwill and other intangible assets	28,975	29,194	29,874
Tangible common equity	$279,884	$280,398	$265,198

Total assets	$3,738,880	$3,762,461	$3,532,289
Less: goodwill and other intangible assets	28,975	29,194	29,874
Tangible assets	$3,709,905	$3,733,267	$3,502,415

Common shares outstanding	14,702,079	14,811,736	15,085,675

Book value per common share	$21.01	$20.90	$19.56
Tangible book value per common share	$19.04	$18.93	$17.58
Equity ratio - GAAP (total stockholders' equity / total assets	8.26%	8.23%	8.35%
Tangible common equity ratio (tangible common equity / tangible assets)	7.54%	7.51%	7.57%

	For the three months ended:
Efficiency Ratio:	9/30/2023	6/30/2023	9/30/2022
Noninterest expense	$22,562	$22,968	$20,996
Divided by:
Net interest income	28,087	28,317	28,911
Tax-equivalent interest income adjustments	712	729	624
Net interest income, adjusted	28,799	29,046	29,535
Noninterest income	7,762	8,013	6,612
Less gain on sale of securities	-	351	-
Tax-equivalent noninterest income adjustments	148	175	(6)
Noninterest income, adjusted	7,910	7,837	6,606
Net interest income plus noninterest income, adjusted	$36,709	$36,883	$36,141
Efficiency Ratio (tax-equivalent)	61.46%	62.27%	58.10%

Sierra Bancorp Financial Results

October 23, 2023

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended September 30,
Noninterest income:	9/30/2023	6/30/2023	9/30/2022	2023	2022
Service charges and fees on deposit accounts	$6,055	$5,691	$6,008	$17,127	$17,464
Net gains on sale of securities available-for-sale	—	351	—	396	1,032
Bank-owned life insurance	558	658	(23)	1,388	(1,252)
Other	1,149	1,313	627	3,444	5,870
Total noninterest income	$7,762	$8,013	$6,612	$22,355	$23,114
As a % of average interest earning assets (1)	0.89%	0.93%	0.81%	0.87%	0.96%

Noninterest expense:
Salaries and employee benefits	$12,623	$12,129	$11,521	$37,567	$35,070
Occupancy and equipment costs	2,482	2,438	2,470	7,251	7,170
Advertising and marketing costs	723	410	466	1,646	1,322
Data processing costs	1,369	1,536	1,564	4,433	4,574
Deposit services costs	2,048	2,532	2,450	6,603	7,112
Loan services costs
Loan processing	174	151	128	452	426
Foreclosed assets	(60)	(33)	(3)	665	84
Other operating costs	765	1,490	912	3,244	3,879
Professional services costs
Legal & accounting services	493	483	535	1,623	1,753
Director's costs	732	725	(143)	1,733	(1,192)
Other professional service	707	832	855	2,053	2,306
Stationery & supply costs	148	125	114	414	315
Sundry & tellers	358	150	127	838	463
Total noninterest expense	$22,562	$22,968	$20,996	$68,522	$63,282
As a % of average interest earning assets (1)	2.58%	2.68%	2.58%	2.67%	2.64%
Efficiency ratio (tax-equivalent) (2)(3)	61.46%	62.27%	58.10%	62.83%	61.10%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

October 23, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 23,760	$ 415	6.93%	$ 35,236	$ 376	4.28%	$ 21,845	$ 103	1.87%
Taxable	1,005,372	14,375	5.67%	996,117	13,488	5.43%	851,683	7,646	3.56%
Non-taxable	345,645	2,679	3.89%	352,718	2,741	3.95%	336,567	2,346	3.50%
Total investments	1,374,777	17,469	5.25%	1,384,071	16,605	5.02%	1,210,095	10,095	3.51%

Loans: (3)
Real estate	1,854,055	20,764	4.44%	1,858,512	20,827	4.49%	1,862,738	19,808	4.22%
Agricultural production	37,096	649	6.94%	28,472	496	6.99%	29,724	274	3.66%
Commercial	90,348	1,392	6.11%	82,743	1,179	5.72%	75,482	973	5.11%
Consumer	4,303	87	8.02%	4,339	88	8.13%	4,228	132	12.39%
Mortgage warehouse lines	100,549	2,004	7.91%	78,187	1,658	8.51%	46,969	623	5.26%
Other	2,381	19	3.17%	2,483	22	3.55%	2,349	23	3.88%
Total loans	2,088,732	24,915	4.73%	2,054,736	24,270	4.74%	2,021,490	21,833	4.28%
Total interest earning assets (4)	3,463,509	42,384	4.94%	3,438,807	40,875	4.85%	3,231,585	31,928	4.00%
Other earning assets	17,355			16,952			15,717
Non-earning assets	275,883			267,433			255,529
Total assets	$ 3,756,747			$ 3,723,192			$ 3,502,831

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 141,745	$ 413	1.16%	$ 144,156	$ 190	0.53%	$ 197,731	$ 131	0.26%
NOW	427,278	68	0.06%	454,395	76	0.07%	531,205	80	0.06%
Savings accounts	408,158	69	0.07%	428,222	62	0.06%	485,167	73	0.06%
Money market	127,649	194	0.60%	123,571	72	0.23%	151,816	25	0.07%
Time deposits	557,504	6,514	4.64%	540,540	6,022	4.47%	313,764	1,377	1.74%
Wholesale brokered deposits	162,065	1,509	3.69%	178,728	1,521	3.41%	63,529	75	0.47%
Total interest-bearing deposits	1,824,399	8,767	1.91%	1,869,612	7,943	1.70%	1,743,212	1,761	0.40%
Borrowed funds:
Repurchase agreements	83,222	53	0.25%	79,694	65	0.33%	113,933	70	0.24%
Other borrowings	330,221	4,286	5.15%	279,633	3,430	4.92%	45,597	320	2.78%
Long-term debt	49,268	429	3.45%	49,247	429	3.49%	49,182	427	3.44%
Subordinated debentures	35,590	762	8.49%	35,547	691	7.80%	35,409	439	4.92%
Total borrowed funds	498,301	5,530	4.40%	444,121	4,615	4.17%	244,121	1,256	2.04%
Total interest-bearing liabilities	2,322,700	14,297	2.44%	2,313,733	12,558	2.18%	1,987,333	3,017	0.60%
Demand deposits - noninterest-bearing	1,064,962			1,050,668			1,140,840
Other liabilities	58,340			54,139			67,603
Shareholders' equity	310,745			304,652			307,055
Total liabilities and shareholders' equity	$ 3,756,747			$ 3,723,192			$ 3,502,831

Interest income/interest earning assets			4.94%			4.85%			4.00%
Interest expense/interest earning assets			1.64%			1.46%			0.37%
Net interest income and margin (5)		$ 28,087	3.30%		$ 28,317	3.39%		$ 28,911	3.63%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $0.1 million for the quarters ended September 30, 2023 and 2022, respectively, and $(0.3) million for the quarter ended June 30, 2023.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 23, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the nine months ended			For the nine months ended
	September 30, 2023			September 30, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$21,504	$861	5.35%	$120,359	$466	0.52%
Taxable	991,302	39,848	5.37%	783,384	15,613	2.66%
Non-taxable	353,173	8,233	3.95%	305,212	5,926	3.29%
Total investments	1,365,979	48,942	5.00%	1,208,955	22,005	2.61%

Loans:(3)
Real estate	$1,860,504	$61,491	4.42%	$1,820,568	$57,792	4.24%
Agricultural	31,232	1,578	6.76%	31,376	809	3.45%
Commercial	81,397	3,564	5.85%	84,301	3,351	5.31%
Consumer	4,260	263	8.25%	4,313	545	16.89%
Mortgage warehouse lines	79,438	4,779	8.04%	52,650	1,626	4.13%
Other	2,443	61	3.34%	2,066	88	5.69%
Total loans	2,059,274	71,736	4.66%	1,995,274	64,211	4.30%
Total interest earning assets (4)	3,425,253	120,678	4.80%	3,204,229	86,216	3.66%
Other earning assets	16,680			15,675
Non-earning assets	271,949			235,516
Total assets	$3,713,882			$3,455,420

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$145,316	$731	0.67%	$207,319	$357	0.23%
NOW	454,900	214	0.06%	540,078	243	0.06%
Savings accounts	431,143	196	0.06%	477,904	210	0.06%
Money market	128,856	291	0.30%	152,912	71	0.06%
Time deposits	520,105	17,043	4.38%	301,173	2,052	0.91%
Brokered deposits	167,782	4,235	3.37%	61,189	172	0.38%
Total interest bearing deposits	1,848,102	22,710	1.64%	1,740,575	3,105	0.24%
Borrowed funds:
Repurchase agreements	88,707	199	0.30%	110,505	228	0.28%
Other borrowings	262,755	9,828	5.00%	15,480	322	2.78%
Long-term debt	49,246	1,286	3.49%	49,162	1,284	3.49%
Subordinated debentures	35,545	2,120	7.97%	35,365	1,024	3.87%
Total borrowed funds	436,253	13,433	4.12%	210,512	2,858	1.81%
Total interest bearing liabilities	2,284,355	36,143	2.12%	1,951,087	5,963	0.41%
Demand deposits - noninterest bearing	1,062,114			1,122,556
Other liabilities	59,674			58,393
Shareholders' equity	307,739			323,384
Total liabilities and shareholders' equity	$3,713,882			$3,455,420

Interest income/interest earning assets			4.80%			3.66%
Interest expense/interest earning assets			1.41%			0.25%
Net interest income and margin(5)		$84,535	3.39%		$80,253	3.41%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.7) million and $0.9 million for the nine months ended September 30, 2023 and 2022, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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Category: Financial

Source: Sierra Bancorp